Exhibit 99.1

THIS CERTIFIES THAT pending issuance of a Bond in the form described below, the Federal Insurance Company, hereinafter called the Company, is binding coverage described as follows:

1.	Named of Assured:	The Lazard Funds, Inc.
	Address:	30 Rockefeller Plaza New York, New York 10020

2.	Producer:	Marsh USA, Inc
	Attn:	Stefanie Pearl
	Address:	1166 Avenue Of The Americas New York, NY 10036

3.	Bond Number:	81448399

4.	Bond Type/Form No.:	Financial Institution Investment Company Asset Protection Bond (Ed. 5-98) Form 17-02-1421

5.	Term of Binder:	From:	12:01 a.m. on	03/16/2019
		To:	12:01 a.m. on	Policy Issuance

6.	Bond Period:	From:	12:01 a.m. on	03/16/2019
		To:	12:01 a.m. on	03/16/2020

7.	Limits of Liability:	8,750,000

1		Insuring Clause	Limits of Liability	Deductible Amount

	1.	Employee	$8,750,000	$0
	2.	On Premises	$8,750,000	$25,000
	3.	In Transit	$8,750,000	$25,000
	4.	Forgery or Alteration	$8,750,000	$25,000
	5.	Extended Forgery	$8,750,000	$25,000
	6.	Counterfeit Money	$8,750,000	$25,000
	7.	Threat to Person	$8,750,000	$25,000
	8.	Computer System	$8,750,000	$25,000
	9.	Voice Initiated Funds Transfer Instruction	$8,750,000	$25,000
	10.	Uncollectible Items of Deposit	$100,000	$5,000
	11.	Audit Expense	$100,000	$5,000

8.	Endorsement(s) effective at inception:

14-02-9228	Compliance W/Trade Sanctions Laws
17-02-2863	New York Amendatory Endorsement
17-02-0949	Named Assured Endorsement

The Lazard Funds, Inc.,
comprising these Portfolios:

1. Lazard International Equity Portfolio

2. Lazard US Small-Mid Cap Equity Portfolio

3. Lazard International Small Cap Equity Portfolio

4. Lazard Emerging Markets Equity Portfolio

5. Lazard US Corporate Income Portfolio

6. Lazard International Equity Select Portfolio

7. Lazard US Strategic Equity Portfolio

8. Lazard US Equity Concentrated Portfolio

9. Lazard International Strategic Equity Portfolio

10. Lazard Developing Markets Equity Portfolio

11. Lazard Capital Allocator Opportunistic Strategies Portfolio

12. Lazard Global Listed Infrastructure Portfolio

13. Lazard Emerging Markets Equity Blend Portfolio

14. Lazard Emerging Markets Debt Portfolio

15. Lazard US Short Duration Fixed Income Portfolio

16. Lazard Emerging Markets Multi-Asset Portfolio

17. Lazard US Realty Income Portfolio

18. Lazard US Realty Equity Portfolio

19. Lazard Global Realty Equity Portfolio

20. Lazard Global Dynamic Multi-Asset Portfolio

21. Lazard Global Fixed Income Portfolio

22. Lazard Explorer Total Return Portfolio

23. Lazard Emerging Markets Core Equity Portfolio

24. Lazard Emerging Markets Income Portfolio

25. Lazard Fundamental Long/Short Portfolio

26. Lazard Enhanced Opportunities Portfolio

27. Lazard International Equity Concentrated Portfolio

28. Lazard Global Strategic Equity Portfolio

29. Lazard Global Equity Select Portfolio

30. Lazard Emerging Markets Equity Advantage Portfolio

31. Lazard Managed Equity Volatility Portfolio

32. Lazard International Equity Advantage Portfolio

33. Lazard Real Assets and Pricing Opportunities Portfolio

34. Lazard Equity Franchise Portfolio

35. Lazard Real Assets and Pricing Opportunities Portfolio, Ltd.

Lazard Retirement Series, Inc.,
comprising these Portfolios:

1. Lazard Retirement US Strategic Equity Portfolio

2. Lazard Retirement International Equity Portfolio

3. Lazard Retirement US Small-Mid Cap Equity Portfolio

4. Lazard Retirement Emerging Markets Equity Portfolio

5. Lazard Retirement International Strategic Equity Portfolio*

6. Lazard Retirement International Equity Select Portfolio*

7. Lazard Retirement US Equity Concentrated Portfolio*

8. Lazard Retirement International Small Cap Equity Portfolio*

9. Lazard Retirement Developing Markets Equity Portfolio*

10. Lazard Retirement Capital Allocator Opportunistic Strategies Portfolio*

11. Lazard Retirement Global Listed Infrastructure Portfolio*

12. Lazard Retirement Emerging Markets Equity Blend Portfolio*

13. Lazard Retirement Global Dynamic Multi-Asset Portfolio

14. Lazard Retirement Emerging Markets Income Portfolio*

15. Lazard Retirement Fundamental Long/Short Portfolio*

16. Lazard Retirement Enhanced Opportunities Portfolio*

17. Lazard Retirement Global Strategic Equity Portfolio*

18. Lazard Retirement International Equity Concentrated Portfolio*

19. Lazard Retirement Real Assets and Pricing Opportunities Portfolio

1.Lazard Global Total Return and Income Fund, Inc.

1.Lazard World Dividend & Income Fund, Inc.

17-02-2437	Deleting Valuation & Amending Change or Modification
14-02-14098	Automatic Increase in Limits

9.	Premium:		$33,000	(Prepaid Premium)

10.	Commission Payable:	16%

The above Binder is expressly contingent upon receipt, review and acceptance of the subjectivity’s listed below. The Company must receive all of the items identified below on or before the Binder Expiration Date shown above. If all of these items are not received and approved by the Company on or before this date, this Binder will automatically expire without further action or notice.

-	Nothing is required at this time.

The foregoing Binder for coverage is subject to modification or withdrawal by the Company if, before the proposed inception date, any new, corrected or updated information becomes known which relates to any proposed Assured’s claims history or risk exposure or which could otherwise change the underwriting evaluation of any proposed Assured and the Company, in its sole discretion, determines that the terms of this Binder are no longer appropriate.

It is expressly stipulated that except as otherwise provided herein, the coverage provided by this Binder is subject to all of the terms and conditions of the quotation letter of January 16, 2019 and attachments thereto issued by the Company.

This Binder may be canceled at any time by the entity referred to in Item 1 by giving written notice of cancellation to the Company. This Binder may be canceled at any time by the Company upon ten (10) days written notice of cancellation to the entity referred to in Item 1 or its agent.

This Binder shall terminate automatically upon the expiration date shown above, or upon issuance of the Bond, whichever occurs first. A short rate premium charge will be made for this Binder unless the Bond is issued by the Company and accepted by the entity referred to above. The Company reserves the right to modify the policies, terms and conditions upon underwriting review of any information received.

This binder does not apply to the extent that trade or economic sanctions or other laws or regulations prohibit us from offering or providing insurance. To the extent any such prohibitions apply, this binder is void ab initio.

This information is intended for producers that are properly licensed and authorized in at least one of the writing companies that comprise the Chubb Group of Insurance Companies (Chubb). If you are not a licensed and authorized Chubb producer, please direct this communication to the person in your office that holds such designations and contact Chubb to update the contact information for this policy.

By:	Rima Pattanam	Date:	February 8, 2019
Authorized Representative